Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-220447) and related Prospectus/Proxy Statement of Invitae Corporation for the registration of 5,301,622 shares of its common stock and to the incorporation by reference therein of our report dated March 16, 2017, with respect to the consolidated financial statements of Invitae Corporation, included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

September 28, 2017